TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

Exhibit 10.4
NATURAL GAS LIQUIDS STORAGE AGREEMENT
(CLEMENS FACILITY)

This Natural Gas Liquids Storage Agreement (this “Agreement”) is entered into as of the 1st day of March 2016 by and between PHILLIPS 66 SWEENY FRAC LLC (“P66SF”), a Delaware limited liability company and PHILLIPS 66 COMPANY (“Customer”), a Delaware corporation.
The parties hereto agree as follows:

1.	Definitions.
The following terms shall have the meaning specified below:
(a)“API MPMS” shall have the meaning set forth in Section 6.
(b)“Barrel” shall mean the unit of volume used for the purpose of measurement of liquid. One “Barrel” contains 42 Gallons of liquid.
(c)“Base Rate” shall have the meaning set forth in Section 11.
(d)“Business Day” shall mean any day, Monday through Friday, of each week, excluding Federal Reserve Bank holidays.
(e)“Cavern” shall have the meaning set forth in Section 3(a).
(f)“Claims” shall have the meaning set forth in Section 15(a).
(g)“CPI-U” shall have the meaning set forth in Section 9.
(h)“Cure Period” shall have the meaning set forth in Section 17.
(i)“Customer Group” shall have the meaning set forth in Section 15(b).
(j)“Delivery Point” shall mean the interconnection of the Pipelines and the custody transfer meters where the Product enters the Facilities and custody of the Product transfers from Customer (or its designee) to P66SF.
(k)“Facilities” shall mean the underground liquid or liquefied hydrocarbon storage facility located at the Clemens Salt Dome Lease, Clemens, NE (Frio B) Field, in Brazoria County, Texas.

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

(l)“Force Majeure” shall mean: (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts, governmental authorities, laws or regulations; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material, equipment, permits or labor; (v) accidental disruption of service; (vi) strikes, lockouts or other industrial or civil disturbances; (vi)  breakage or accident to refinery, other facilities, machinery, caverns, tanks, or lines of pipe; (viii)  breakdowns or accidents, irrespective of the cause thereof and (ix) any other causes, whether of the kind herein enumerated or otherwise, which are not reasonably in the control of the party claiming suspension and could not have been prevented by such party’s due diligence.
(m)“Fractionator” shall mean P66SF’s fractionation unit located in Old Ocean, Texas, which is used for the purpose of fractionating Raw Product into Specification Product(s).
(n)“Gallon” shall mean the unit of volume used for the purpose of measurement of liquid. One U. S. liquid gallon contains 231 cubic inches when the liquid is at a temperature of 60 degrees Fahrenheit and at the vapor pressure of the liquid being measured.
(o)“H-4 Permit” shall have the meaning set forth in Section 3.
(p)“Imaged Agreement” shall have the meaning set forth in Section 25.
(q)“Initial Term” shall have the meaning set forth in Section 2.
(r)"Pipeline(s)” shall mean the pipelines that interconnect with the Facilities at the Delivery Point and Redelivery Point.
(s)“Products” shall mean Raw Product and Specification Product(s), collectively. The Products shall meet the quality specifications of the applicable pipeline delivering or receiving such Product.
(t)“Raw Product” shall mean that mixture of liquid hydrocarbons delivered by pipeline to the Fractionator in accordance with the terms of the Pipeline connection agreements or Pipeline tariffs in effect from time to time.
(u)“Redelivery Point” shall mean the interconnection of the custody transfer meters and the Pipelines where the Product leaves the Facilities and custody of the Product transfers from P66SF to Customer (or its designee).
(v)“Renewal Term” shall have the meaning set forth in Section 2.
(w)“Service Fee” shall have the meaning set forth in Section 9(e).

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

(x)“Specification Product(s)” shall mean the liquid hydrocarbons fractionated from the Raw Product delivered to the Fractionator and meeting the specifications required by the applicable Pipeline.
(y)“Storage Variations” shall have the meaning set forth in Section 13.
(z)“Term” shall have the meaning set forth in Section 2 below.

2.	Term.
This Agreement shall be a binding agreement of the parties hereto upon execution, but the obligations to store Product will commence on March 1, 2016 (the “Effective Date”), and will continue through and including February 28, 2026 (the “Initial Term”). After expiration of the Initial Term, the Parties may mutually agree to extend the term of this Agreement (the “Renewal Term”). The Initial Term, together with the Renewal Term, if applicable, shall be referred to in this Agreement as the “Term.”

3.	Cavern Storage
(a)    P66SF shall provide to Customer for the storage of Product all of the working capacity, as described below, of each of the eight permitted salt caverns located at the Facilities (each a “Cavern”). The maximum storage capacity for each Cavern (other than the Caverns in the planning stages discussed in the following paragraph) is at or within the working range listed in the table below and is dependent on Customer’s production and discharge forecast and the available brine storage and flow capacity of such Cavern.
Notwithstanding the foregoing, the parties hereto acknowledge and agree that, as of the date of this Agreement, three of the eight Caverns subject to this Agreement (and as indicated below) are in planning stages and will be available for use only if such Caverns become operational. P66SF shall have no liability to Customer if such Caverns do not become available and no obligation to make such Caverns available for Customer’s use. If such Caverns are available for use in the future, P66SF shall store Product for Customer on terms and conditions to be mutually agreed upon by P66SF and Customer.
(b)     The following is the description of each Cavern (other than the Caverns in the planning stages discussed in the preceding paragraph) listed on the H-4 permit issued on July 9, 2014 by the Railroad Commission of Texas to Phillips 66 Pipeline LLC for Underground Hydrocarbon Storage (the “H-4 Permit”), referencing the cavern number shown therein:

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

Cavern #	Permit Capacity (Million barrels)	Working Capacity (Million barrels)
1	4	**
2	4	**
4	4	**
5	4	**
6	4	**
Total	20	**

(c)     From and after the date on which a Cavern is placed into commercial service, P66SF may substitute each Cavern with a similar suitable Cavern for Customer’s dedicated use at P66SF’s convenience or if such Cavern is taken out of service for any reason (including, but not limited to emergencies or scheduled or unscheduled maintenance), provided that: (i) Customer shall bear no additional costs for any substitution, except to the extent the maximum capacity of the substitute Cavern is greater than the original Cavern; and (ii) the substituted Cavern has similar receipt, storage, and redelivery facility access capabilities. Except in the event of an emergency or due to unscheduled maintenance, P66SF shall provide Customer with fifteen days’ prior written notice of any substitution. Any substitute Cavern while in use hereunder shall be considered the original Cavern for purposes of this Agreement, and all terms and conditions of this Agreement shall apply to such Cavern. If the original Cavern is unavailable after being placed into commercial service and no substitute Cavern has been provided for Customer’s use, P66SF shall adjust the fees described herein so that such fees will be calculated based on actual Cavern availability. Furthermore, any operational activities undertaken that are not being performed at the Customer’s request, which would otherwise result in an increase in the calculation of fees, may be excluded from the monthly fee calculations.
(d)     Beginning in 2018, a Cavern will be taken out of service to establish an annual sequence of inspections to comply with applicable regulatory requirements. P66SF will provide Customer with annual updates of Cavern availability.
(e)     At the end of the Term, Customer will bear the cost of returning each Cavern and related Cavern-manifold pipelines to the same condition as on commencement of service to Customer in respect of such Cavern, subject to reasonable wear and tear.
(f)    The parties acknowledge that prudent operation of the Caverns includes necessary repairs and maintenance consistent with generally accepted industry standards, which will result in temporary unavailability of the Caverns during which P66SF will be unable to provide the storage contracted for herein. So long as P66SF endeavors to work with Customer to minimize the duration, frequency, and effect of such unavailability on Customer and the duration, frequency, and effect of such unavailability on Customer are consistent with generally accepted

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

industry standards, P66SF shall not be deemed to breach this Agreement in respect thereof and shall not be liable to Customer for any failure to perform its obligations set forth herein.

4.	Product; Deliveries and Redeliveries.
(a)     Customer shall make nominations to P66SF no later than the 15th day of the month before delivery or redelivery of quantities of Product that Customer desires to tender for delivery at the Delivery Point or for redelivery at the Redelivery Point. Custody and control of Product (i) delivered hereunder shall be deemed to be transferred to P66SF at the Delivery Point as the Product in question passes the Facilities’ boundary on discharge into the Facilities; and (ii) redelivered hereunder shall be deemed to be transferred to Customer at the Redelivery Point as the Product in question passes the Facilities’ boundary on exit from the Facilities.
(b)     P66SF will not recognize sales or assignments of, or other transfers of title to, Product while in storage unless approved in advance in writing by P66SF (such approval not to be unreasonably withheld) and then only to another person or entity that has a valid storage agreement with P66SF for storage of such Product at the Facilities.
(c)    Customer has the right to request delivery and storage of crude oil or other commodities and P66SF’s consent to such requests shall not be unreasonably withheld; provided, however, that the delivery and storage of the requested crude oil or commodity must be within the authorization granted in the H-4 permit issued on July 9, 2014 by the Railroad Commission of Texas (as may be amended or supplemented) and permitted under all other applicable law, regulation, or administrative requirement. In the event Customer seeks storage of a crude oil or any other commodity, Customer must submit written Notice to P66SF with the details regarding the proposed change in commodity. P66SF shall act in good faith and use commercially reasonable efforts to work diligently to modify the Facilities as necessary, in its sole opinion, to accommodate the change in commodity. All costs and expenses for such modifications, if any, shall be at the sole cost and expenses of the Customer. Any other approvals or authorizations required for such conversion shall be the sole responsibility of Customer.

5.	Allocation.
P66SF shall maintain brine levels sufficient to permit the requested injections and withdrawals of Product; provided, however, that P66SF shall not be obligated to maintain brine levels at a level in excess of the maximum brine system storage capacity of the Facilities of approximately ** million Barrels and the maximum designed brine flow rate of approximately ** Barrels per hour (or ** Barrels per day). Without limiting the foregoing, P66SF’s redelivery of Product to Customer will be subject to operating conditions, rates of delivery, delivery pressures, scheduling and other requirements of the Facilities and the applicable Pipeline to which Product is to be redelivered.

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

6.	Product Measurement.
Except as described below, measurements, volume corrections, and calibrations shall be performed in accordance with API Manual of Petroleum Measurement Standards (“API MPMS”) latest revision. Volumes shall be based on 42 Gallons per Barrel at 60 degrees Fahrenheit. Measured Product volumes shall be adjusted to a temperature of 60 degrees Fahrenheit and a pressure of one standard atmosphere (14.7 PSIA) per the most recent Gas Processors Association TP-27/API MPMS, Chapter 11 (e.g., Table 24E, 54E, or other table relevant to the applicable Product). Cavern pump-out fees and Cavern pump-over fees will be based on measurement from meters at the Cavern well-head.  The Customer acknowledges that these meters do not meet API measurement standards.

7.	Sampling; Commingling.
(a)     P66SF shall have the right to sample all Products nominated by Customer for delivery and may refuse to take delivery of any Product if such Product does not meet the specifications set forth on Exhibit A. If P66SF takes delivery of any Product and within a commercially reasonable period of time determines that such Product does not meet the specifications set forth on Exhibit A, P66SF shall promptly provide notice to Customer. In such event, Customer shall take redelivery of such non-conforming Product and shall indemnify P66SF for any damage or loss to the Facilities caused by such non-conforming Product. If a sample indicates presence of Product that does not meet specifications, Customer shall be promptly informed. The quality of the Product delivered to P66SF will be verified by pipeline batch specifications, a refinery analysis, supplier’s certificate or, at Customer’s request, an independent laboratory’s analysis. P66SF will be responsible for the appointment and cost of its own sampling, testing, and/or other laboratory services with respect to sampling the Product. Customer will be responsible for any costs associated with an independent laboratory analysis requested by it. For any service or function requested by Customer not specifically provided for in this Agreement, P66SF may provide such service at its actual cost, or may retain a third party to provide such service, as agreed in advance by the parties in writing.
(b)     P66SF will make reasonable efforts to minimize any commingling of dissimilar Products transferred within the Caverns’ storage system. Customer acknowledges, accepts, and waives its right to claim damages for contamination of Customer’s Products due to commingling, line displacements and/or use of common lines.

8.	Title
It is understood and agreed that (i) Customer shall retain title to the Products stored hereunder, subject to such Products being commingled with like Products belonging to P66SF or other parties, and (ii) Products redelivered to Customer by P66SF may not be identical to Products

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

delivered by Customer into P66SF’s Facilities, but shall be considered as fungible goods. However, with P66SF’s prior written consent, Customer may allow a third party to store Products in the Caverns by contract or otherwise. In such event, Customer will continue to be liable for all obligations and requirements set forth in this Agreement with respect to such third party Product as if such Product were owned by Customer (including payment of fees with respect thereto), Customer will continue to be liable for its own acts and omissions under this Agreement, and the third party shall warrant in a writing acceptable to P66SF that it has title to all Product received, stored and handled on its behalf by P66SF pursuant to this Agreement.

9.	Storage Fees.
For the services described herein, the following fees shall apply:
(a)Monthly Storage Fee:

i)
P66SF will invoice Customer at the applicable rate provided in the Storage Commitment Table below for each Barrel of Product stored in the Caverns as measured at the end of the last day of the applicable month.

ii)
If Customer, during any month, stored less Product than the applicable minimum storage volume specified in the Storage Commitment Table below, then Customer will pay P66SF a deficiency payment equal to the applicable monthly storage rate per Barrel for the difference between the actual volume stored during such month and the applicable minimum storage volume.

iii)
For all volume stored in excess of the applicable minimum storage volume, Customer will pay P66SF a fee equal to $** per Barrel with respect to such excess volume. For the sake of clarity, this fee is in lieu of clause (i) above with respect to any excess volume stored by Customer under this Agreement.

Storage Commitment Table

Aggregate Working Capacity of the Facilities (million Barrels)	Minimum Storage Volume (million Barrels)	Monthly Storage Rate for volume up to Minimum Storage Volume (Dollars per Barrel)	Monthly Storage Rate for volume in excess of Minimum Storage Volume (Dollars per Barrel)
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**

(b) Cavern to Cavern Transfer Fee: $** per Barrel

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

(c) Cavern Pump-out Fee (Cavern to Pipeline at the Redelivery Point): $** per Barrel

(d) Cavern Receipt Fee (Pipeline to Cavern at the Delivery Point): **

Each of the above-referenced rates shall be increased, but never decreased, annually on the anniversary date of the Effective Date by an amount equal to 25% of the annual change in the percentage increase in the Consumer Price Index for All Urban Consumers (the “CPI-U”), as reported during the month of January immediately before the effective date of the adjustment, with respect to the 12-month period ending at the end of the month of December immediately preceding such publication.

If applicable, P66SF will provide notice by the 15th day of each month to Customer that the aggregate working capacity of the Caverns has increased or decreased from one tier to another in the Storage Commitment Table above. Any adjustment in Customer’s monthly storage fee and minimum storage volume based on such increase or decrease in the aggregate working capacity will be effective as of the first day of the following month following such notice.

(e) In the fourth quarter of each Year, P66SF shall determine, in good faith, an estimate of the total annual property taxes owed on the improvements owned by P66SF and located on the real property at the Clemens Salt Dome Lease, Clemens, NE (Frio B) Field (the “Improvements”), which include, but are not limited to, the Facilities, for the next Year and then use the estimate to calculate a per-Barrel fee (“Service Fee”) to be assessed on the Customer’s applicable Minimum Storage Volume each month, regardless of whether the Customer stores Product in an amount equal to the Customer’s Minimum Storage Volume. The Service Fee will be calculated by dividing the estimate by the Minimum Storage Volume, i.e., ** million Barrels * **. P66SF will provide Notice to Customer of the Service Fee to be assessed in the upcoming year in accordance with the notice provisions in Section 18 below. As between the parties, P66SF shall pay all property taxes on the Improvements that become due after the Effective Date. The Service Fee for the remaining portion of Year 2016 shall be calculated in accordance with the Service Fee Table below. The Service Fee shall be included on the monthly invoice described in Article XI below.
2016 Monthly Service Fee Table

Aggregate Working Capacity of the Facilities (million Barrels)	Minimum Storage Volume (million Barrels)	Monthly Applicable Service Fee (Dollars per Barrel)
**	**	**
**	**	**
**	**	**
**	**	**

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

(f)    Change in Law. If new Laws require P66SF to make substantial and unanticipated expenditures in connection with the services P66SF provides to Customer under this Agreement, P66SF shall use commercially reasonable efforts to attempt to secure a waiver, exception or extension for the time of compliance with the new Law in an effort to secure continued operation under existing applicable Laws during the term of this Agreement. If P66SF is unable to secure a waiver, exception or extension for continued operation using commercially reasonable efforts, then P66SF will find a commercially reasonable manner to conform to the new Laws and give Customer commercially reasonable advance notice of any planned expenditures necessary for such compliance. Customer will reimburse P66SF for Customer's proportionate share of the costs of complying with such Laws, or at P66SF’s option, and if the Parties agree, relevant fees will be increased or an alternate mechanism shall be adopted to allow P66SF to recover the amount paid for such costs over time from Customer or another entity. The Customer’s “proportionate share” of the costs of complying with such Laws referenced in the immediately preceding sentence shall be 100% if Customer is P66SF’s sole customer.

10.	Taxes.
Customer shall pay all taxes, if any, levied or assessed on the Product stored or on the services rendered or storage capacity contracted hereunder. In the event it becomes necessary for P66SF to pay any such tax, Customer shall promptly reimburse P66SF for such amount upon receipt of invoice therefor.

11.	Payment Terms.
The fees payable by Customer under this Agreement shall be paid by automated clearing house to the account specified on P66SF’s invoice or to such other account as P66SF may hereafter designate in writing, provided that as long as P66SF is an affiliate of Customer, P66SF and Customer may settle Customer’s financial obligations to P66SF through Customer’s normal inter-affiliate settlement processes. Payment shall be made by the later of two (2) Business Days from the receipt date of P66SF’s invoice and the 22nd day of the month in which such invoice is received, provided that if such day is not a Business Day, then such payment shall be due, without interest, on the next Business Day. Any amounts which remain due and owing after the due date shall bear interest thereon at a per annum rate of interest equal to 1.5% per month or the maximum lawful rate of interest, whichever is lower (the “Base Rate”). If a good faith dispute arises as to the amount payable in any invoice, the amount not in dispute shall promptly be paid. If Customer elects to withhold any payment otherwise due as a consequence of a good faith dispute, Customer shall provide P66SF with written notice of its specific reasons for withholding payment. The parties hereto agree to use all reasonable efforts to resolve any such disputes in a timely manner. If it is subsequently determined, whether by mutual agreement of the parties or otherwise, that Customer is required to pay all or any portion of the disputed amounts to P66SF, in addition to paying over such amounts, Customer also shall pay interest accrued on such amounts at the Base Rate from the original due date until paid in full.

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

12.	Warehouseman’s Lien.
P66SF shall have a statutory warehouseman’s lien on all Product of Customer stored hereunder to cover any accrued and unpaid amounts payable hereunder and may withhold redelivery of any such Product until such accrued and unpaid amounts are paid. If any undisputed amounts remain unpaid for more than thirty (30) days after notice of failure to pay, P66SF may sell said Product at a public auction at the offices of P66SF on any Business Day not less than forty-eight (48) hours after publication of notice in a daily newspaper of general circulation published near the Facility with copy of such notice sent to Customer, said notice giving the time and place of the sale and the quantity and Product to be sold. P66SF may be a bidder and a purchaser at such sale. From the proceeds of such sale, P66SF may pay itself all charges lawfully accruing and all expenses of such sale (including, without limitation, reasonable attorneys’ fees and court costs), and the net balance may be held for whomsoever may be lawfully entitled thereto.

13.	Product Loss/Risk of Loss.
Customer shall bear any losses or gains that may occur while Customer’s Products are in storage at the Facility (such losses or gains, the “Storage Variations”), except to the extent that Storage Variations result from P66SF’s gross negligence or willful misconduct or the gross negligence or willful misconduct of P66SF’s employees, agents, contractors or subcontractors. P66SF’s maximum liability, if any, for loss or damages to the Products will be limited to the monthly average Non-TET price on the Texas Gulf Coast for such Product on the date of such loss or damage as reported or published by OPIS, multiplied by the volume of the Product lost or damaged. Periodically, P66SF shall determine the physical inventory of Products and calculate the Storage Variation.  Customer’s inventory of Products in storage at the Facilities shall then be adjusted (increased or decreased) to reflect the Storage Variation.

14.	Force Majeure.
(a)     As soon as possible upon the occurrence of a Force Majeure, if any party hereto is affected by a Force Majeure event, such party shall provide the other party with written notice of the occurrence of such Force Majeure event. Each party’s obligations (other than a party’s obligation to indemnify the other party or a party’s obligation to pay any amounts due to the other party which have accrued prior to the commencement of such Force Majeure event) shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents P66SF from performing its obligations under this Agreement. Each party’s obligations (other than a party’s obligation to indemnify the other party or a party’s obligation to pay any amounts due to the other party which have accrued prior to the commencement of such Force Majeure event) shall be temporarily suspended beginning 20 days after the commencement of, and for the entire remaining duration of, a Force

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

Majeure event to the extent that such event prevents Customer from performing its obligations under this Agreement. For clarity, fees shall not accrue while each party’s obligations are suspended. At the conclusion of the Force Majeure event, the fees applicable to the month in which the suspension due to the Force Majeure event remained in effect shall be ratably reduced to reflect such suspension.
(b)     A party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.
(c)     The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing person or entity when such course is inadvisable in the discretion of the affected party.
(d)     P66SF may suspend performance of the services to the extent reasonably necessary to prevent injuries to persons, damage to property or harm to the environment.
(e)     If a Force Majeure event prevents either P66SF or Customer from performing its respective obligations under this Agreement for a period of more than 12 consecutive months, this Agreement may be terminated by either party at any time after the expiration of such 12-month period upon at least 30 days’ notice to the other party.

15.	Indemnity.
(a)     EXCEPT AS PROVIDED IN SECTION 7, CUSTOMER SHALL DEFEND, RELEASE, INDEMNIFY AND HOLD P66SF AND ITS AFFILIATES, OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEY’S FEES, (“CLAIMS”) ARISING OUT OF OR RELATED IN ANY WAY TO INJURY TO OR DEATH OF CUSTOMER’S EMPLOYEES, AGENTS, OFFICERS OR INVITEES ARISING OUT OF OR OCCURRING IN CONNECTION WITH PERFORMANCE OF THIS AGREEMENT, REGARDLESS OF THE TIMING OR NATURE OR STYLE OF SUCH CLAIMS AND REGARDLESS OF THE IDENTITY OF THE CLAIMANT, INCLUDING BUT NOT LIMITED TO THE EMPLOYEE OR INVITEE THEMSELVES AND THEIR RESPECTIVE REPRESENTATIVES, AGENTS, HEIRS, BENEFICIARIES, ASSIGNS, AND FAMILY MEMBERS.

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

(b)     SUBJECT TO SECTION 7, P66SF SHALL DEFEND, RELEASE, INDEMNIFY AND HOLD CUSTOMER AND ITS AFFILIATES, OFFICERS, DIRECTORS, AGENTS, AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATED IN ANY WAY TO DAMAGE TO P66SF’S PROPERTY, INJURY TO OR DEATH OF THE P66SF’S EMPLOYEES, PORT AGENTS, AUTHORIZED SUBCONTRACTORS, VENDORS, AGENTS, OFFICERS OR INVITEES ARISING OUT OF OR OCCURRING IN CONNECTION WITH PERFORMANCE OF THIS AGREEMENT , REGARDLESS OF THE TIMING OR NATURE OR STYLE OF SUCH CLAIMS AND REGARDLESS OF THE IDENTITY OF THE CLAIMANT, INCLUDING BUT NOT LIMITED TO THE EMPLOYEE OR INVITEE THEMSELVES AND THEIR RESPECTIVE REPRESENTATIVES, AGENTS, HEIRS, BENEFICIARIES, ASSIGNS, AND FAMILY MEMBERS.
16.Claims; Limitations.
(a) Notice of Claims by Customer for any liability, loss, damage, or expense arising out of this Agreement must be made to P66SF in writing within one hundred eighty (180) days after the same shall have accrued. Such claims, described in reasonable detail, must be sent to P66SF within said one hundred eighty (180) days and unless so made and filed, P66SF shall be wholly released and discharged therefrom and shall not be liable therefore in any court of justice. No suit at law or in equity shall be maintained upon any claim unless instituted within two (2) years and one (1) day after the cause of action accrued.
(b) IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, OR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, STRICT LIABILITY, OR NEGLIGENCE, OR IN ANY OTHER MANNER ARISING OUT OF THIS AGREEMENT, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM ANY CLAIM THEREFOR.
17.Default.
If either party hereto is in material default of the provisions of this Agreement and such default has not been remedied within 60 days after written notice from the non-defaulting party (the “Cure Period”), then the non-defaulting party may, in addition to any other rights or remedies available to it, terminate this Agreement by giving written notice of termination to the defaulting party within five (5) days following expiration of said Cure Period.

18.	Notice.
All notices, demands, requests, and other communications to be given hereunder shall be in writing and deemed given if personally delivered, forwarded by facsimile (with proof of

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

transmission), or mailed by either certified mail, return receipt requested, or sent by overnight carrier to the receiving party at its address below:

If to P66SF:	Phillips 66 Sweeny Frac LLC
3010 Briarpark Drive
Houston, TX 77042
Attn: President
Copy to General Counsel

If to Customer:	Phillips 66 Company
3010 Briarpark Drive
Houston, TX 77042
Attn: President

19.	Assignment.
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. No party may assign this Agreement, nor any interest herein, without the prior written consent of the other parties, which consent shall not be unreasonably withheld, except that either party may (i) assign its rights and delegate its duties hereunder (other than any payment obligations under this Agreement) to an affiliate without the consent of the other or (ii) make collateral assignments of this Agreement to secure working capital or other financing without the consent of the other party. Such assignment shall be effective upon notice sent by the assigning party. Upon the occurrence of a Partnership Change in Control, P66SF shall provide Customer with a notice of any Partnership Change in Control at least 60 days prior to the effective date thereof. Within 180 days following receipt of such Notice, Customer may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change in Control. In the event this Agreement is terminated early as a result of Partnership Change in Control, Customer shall have no further payment obligations to P66SF except for those incurred prior to the early termination date. A “Partnership Change in Control” means Phillips 66 Company ceases to Control the general partner of Phillips 66 Partners LP.

20.	Rules and Regulations.
This Agreement and the provisions hereof shall be subject to all applicable state and federal laws and to all applicable rules, regulations, orders, and directives of any governmental authority, agency, commission, or regulatory body in connection with any and all matters or things under or incident to this Agreement.

21.	Entire Agreement.

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

This Agreement embodies the entire agreement between P66SF and Customer and there are no promises, assurances, terms, conditions, or obligations, whether by precedent or otherwise, other than those contained herein. No variation, modification, or reformation hereof shall be deemed valid until reduced to writing and signed by the parties hereto.

22.	Governing Law.
THIS AGREEMENT, AND ANY ACTIONS, CLAIMS, DEMANDS OR SETTLEMENTS HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO ANY CONFLICTS OF LAW PRINCIPLES WHICH MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS (AS APPLICABLE) LOCATED IN HOUSTON, TEXAS, AND TO ALL COURTS COMPETENT TO HEAR AND DETERMINE APPEALS THEREFROM, AND WAIVES ANY OBJECTIONS THAT A SUIT, ACTION OR PROCEEDING SHOULD BE BROUGHT IN ANOTHER COURT AND ANY OBJECTIONS TO INCONVENIENT FORUM.

23.
Relationship of the Parties. It is not the intention of the parties to create, and this Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any party to act as an agent, servant or employee for any other party for any purpose whatsoever except as explicitly set forth in this Agreement.

24.	Other Provisions.
(a)     This Agreement may be scanned and stored electronically, or stored on computer tapes and disks, as may be practicable (the “Imaged Agreement”). The Imaged Agreement if introduced as evidence in printed format, in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties hereto to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party hereto shall object to the admissibility of any Imaged Agreement (or photocopies of the transcription of such Imaged Agreement) on the basis that such were not originated or maintained in documentary form under either the hearsay rule or the best evidence rule. However, nothing herein shall be construed as a waiver of any other objection to the admissibility of such evidence.
(b)    P66SF shall in good faith endeavor to promptly notify Customer of any Product spills or other environmentally polluting discharges. Notice may be sent by email to Customer’s scheduler or operational personnel.

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

(c)     No waiver by either party hereto of any default under this Agreement shall be deemed to be a waiver of any future default, whether of a like or a different character. In the event that one or more of the provisions contained in this Agreement shall be held to be invalid or legally unenforceable in any respect under applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.
[The signature page follows.]

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

The parties hereto have executed this Agreement as of the date hereof.
P66SF:
PHILLIPS 66 SWEENY FRAC LLC
BY:_ /s/ Robert A. Herman
Name: Robert A. Herman
Title: President
CUSTOMER:
PHILLIPS 66 COMPANY
BY:_ /s/ Robert A. Herman
Name: Robert A. Herman
Title: Executive Vice President, Midstream

TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELYWITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

EXHIBIT A
Product Specifications:
**